CONSENT OF INDEPENDENT AUDITORS




We hereby consent to the incorporation by reference in the Registration Statements of Bio-Imaging Technologies, Inc. (i) on Form S-8 (relating to the Company's 1991 Stock Option Plan) filed on March 17, 1995 (Registration No. 33-90412), (ii) on Form S-8 (relating to the Company's 1991 Stock Option Plan) filed on January 17, 1994 (Registration No. 33-74152), (iii) on Form S-8
(relating to the Company's 1991 Stock Option Plan) filed on March 3, 1997 (Registration No. 33-22661), (iv) on Form S-3 declared effective March 8, 1994 (Registration No. 33-75370), and (v) on Form S-3 declared effective April 18, 1997 (Registration No. 33-25477) of our report dated October 9, 1997 on the consolidated financial statements of Bio-Imaging Technologies, Inc. and Subsidiaries as of September 30, 1997 and for the year then ended, which report is included in this Annual Report on Form 10-KSB.




GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 18, 1998